EXHIBIT 99.1
                       PRESS RELEASE DATED AUGUST 25, 2004

GREAT EXPECTATIONS AND ASSOCIATES, INC., signs SHARE EXCHANGE AND REORGANIZATION AGREEMENT With ADVAXIS, INC., a Delaware corporation

Denver, Colorado, August 25, 2004. GREAT EXPECTATIONS AND ASSOCIATES, INC (Pink Sheets symbol GXPT.PK) is pleased to announce that it has signed a Share Exchange and Reorganization Agreement ("Agreement") with ADVAXIS, INC., a Delaware biotechnology company ("Advaxis"). Under the agreement Great
Expectations and Associates, Inc will acquire Advaxis as a wholly owned subsidiary.

The agreement calls for a one for two hundred (1-200) reverse stock split leaving existing GXPT shareholders with 752,600 shares representing 3.75% of the fully diluted outstanding GXPT Common Stock and the issuance of 16,350,323 shares, 584,885 warrants to purchase GXPT Common Stock and 2,381,525 options to purchase GXPT Common Stock representing in aggregate 96.25% of the fully diluted outstanding GXPT Common Stock and bringing the total number of shares of GXPT to 20,069,333 on a fully diluted basis. The agreement is subject to the satisfaction of various closing conditions.

Advaxis, Inc., based in Princeton, New Jersey is a biotechnology company focused on commercializing the innovative vaccine technology developed by Dr Yvonne Paterson in the Department of Microbiology at the University of Pennsylvania. Advaxis is developing products that enhance the immune system's cancer-fighting abilities. Advaxis is utilizing two immunological mechanisms (Innate and Classical Immunity) to develop safer and more effective cancer vaccines. Advaxis is the exclusive licensee of a broadly enabling innate immunity platform technology that, when combined with classical antibody and cellular immune mechanisms, can elicit more effective anti-tumour responses. The innate immunity platform will also have applications in the fields of infectious disease and autoimmune disorders. Advaxis' initial disease focus is in cervical, head and neck, breast, ovarian and lung cancers. Advaxis, Inc. is presently in the pre-clinical stage of development with its cervical cancer vaccine and anticipates such vaccine will enter Phase I clinical trials in late 2004 or early 2005.

As part of the Agreement, prior to or at the closing, the current officers and directors will be replaced with a new board of directors which shall consist of Mr. Roni Appel, Mr. J. Todd Derbin, Mr. Scott Flamm, Dr. Thomas McKearn (former chairman and founder of Cytogen Corporation, NASDAQ: CYTO), Dr. James Patton and Dr. Steve Roth (former chairman and co-founder of Neose Technologies, NASDAQ:
NTEC).

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such

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differences  include those  discussed  from time to time in reports filed by the
Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.


CONTACT:
Todd Derbin, CEO
Advaxis, Inc
Phone : 609 497 7555